Exhibit 99.1

VAALCO ENERGY RESPONDS TO GROUP 42 AND BRADLEY RADOFF CONSENT SOLICITATION MATERIALS

Solicitation of Consents to Remove Directors without Cause

Inconsistent with VAALCO’s Charter

VAALCO Proposes Stockholder Referendum at Special Meeting

Reiterates Offer to End Unnecessary Dispute by Adding One Nominee

to the VAALCO Board of Directors

HOUSTON, November 16, 2015 -- VAALCO Energy, Inc. (NYSE: EGY) today responded to the request of the stockholder group consisting of Group 42, Inc. as well as Bradley L. Radoff, together with other participants (collectively, the "Group 42−BLR Group") to solicit consents to remove without cause four duly elected members of VAALCO's Board of Directors and replace them with Group 42−BLR Group's nominees.

The Company noted that under its certificate of incorporation filed in accordance with the General Corporation Law of the State of Delaware (the “Charter”), duly elected members of VAALCO’s Board can only be removed from office for cause.  As fiduciaries of the Company, the Board cannot ignore, waive or amend the clear language in its current Charter without stockholder approval.  Accordingly, the Board believes that the Group 42−BLR Group proposal to remove four VAALCO Board members without cause is not an action that can properly be taken under the Company’s Charter, and therefore, any purported action by written consent to remove a director without reference to the cause requirement would be null and void.

VAALCO’s Board firmly believes in stockholder democracy. Therefore, the Board has offered to convene a Special Meeting in December 2015 (the “Special Meeting”) to let the stockholders decide whether they should be allowed to remove directors without cause.  The Board would invite stockholders to vote on a proposal to amend the Charter so that stockholders would have the power to remove directors without cause. The Board would commit to approve such Charter amendment if the stockholders approve it at the Special Meeting.  In addition, the Board would put Group 42−BLR Group’s proposals to remove and replace a majority of VAALCO’s Board on the agenda and up to a vote for the stockholders at the December Special Meeting.

Steve Guidry, Chairman and CEO, commented: “The Company firmly believes that it is in the best interests of all stockholders that the dispute with Group 42−BLR Group be resolved swiftly and without consuming our limited corporate resources.  In the current challenging environment for the E&P industry, a company of VAALCO’s size cannot afford to have its liquidity used up in a protracted confrontation. Given that the consent solicitation is not actionable under VAALCO’s charter, we have offered an alternative that appropriately provides stockholders with a forum to decide on Group 42−BLR Group’s proposals.  We have also reiterated our offer to end this unnecessary dispute by appointing one Group 42−BLR Group nominee to the Board so that we can work together to capitalize on VAALCO’s significant opportunities to deliver increased stockholder value.”

As communicated in a November 16, 2015 letter from VAALCO’s Board of Directors to the Group 42−BLR Group, the Company is prepared to expeditiously proceed with setting a record date for the consent solicitation once the Group 42−BLR Group revises the Notice of Action by Written Consent to comply with VAALCO’s Charter.  Alternatively, if the Group 42-BLR Group accepts VAALCO’s offer to convene a Special Meeting in December, 2015, the Board is also prepared to file preliminary proxy materials for such meeting with the Securities and Exchange Commission.  The Company has requested that the Group 42−BLR Group respond to the offer to convene a Special Meeting by Friday, November 20, 2015, and will consider its offer rejected if the Group 42−BLR Group fails to respond by that date.

VAALCO urges all VAALCO stockholders to refrain from taking any action (including returning any consent card sent by the Group 42−BLR Group) at this time.

Vinson & Elkins L.L.P. is serving as legal counsel to the Company.

VAALCO stockholders with questions may contact the Company's proxy solicitor, D.F. King & Co., Inc., (212) 269-5550.

The full text of the November 16, 2015 letter from VAALCO’s Board of Directors to the Group 42−BLR Group is included below:

November 16, 2015

By Email

Group 42, Inc.

312 Pearl Parkway, CIA Building II, Suite 2403

San Antonio, Texas 78215

Attention:  Paul A. Bell, President and Chief Executive Officer

Bradley L. Radoff

1177 West Loop South, Suite 1625

Houston, Texas 77027

Re:Proposal to Convene a Special Meeting

Messrs. Bell and Radoff:

On behalf of our client, VAALCO Energy, Inc. (the “Company”), I am writing in response to your letter dated November 6, 2015 (the “November 6 Letter”) on behalf of Group 42, Inc. (“Group 42”) and Bradley L. Radoff, each together with certain affiliates (collectively, the  “Group” or “you”). The November 6 Letter includes as Annex B your letter as of the same date, in which Group 42 provided notice (all such notice materials sent on November 6, together with the November 6 Letter, constituting together the “Notice”) of its intention to conduct stockholder business and nominate candidates (the “Group 42 Nominees”) for election as directors in connection with a consent solicitation. I am also writing in consideration of the consent solicitation you have attempted to commence by means of a public filing on Schedule 14A filed November 6, 2015 (the “Consent Solicitation”).

This letter is being delivered to you concurrently with another letter (the “Notice Reply”), also sent on behalf of the Company, discussing certain deficiencies that the Board of Directors of the Company (the “Board”) identified in your Notice.

As discussed in the Notice Reply, Proposal #2 as set forth in the Notice and the Consent Solicitation seeks to remove without cause four members of the Board (the “Removal Proposal”). However, Article V, Section 3 of the Charter provides that directors may be removed from office only for cause. The Board cannot ignore the clear language in its current Charter by, in this instance, permitting an action by written consent that plainly contradicts explicit language in the Charter. As fiduciaries of the Company, the Board is bound to follow the Charter. Pursuant to Article II, Section 11 of the Bylaws, the Board believes that the Removal Proposal is not an action that can properly be taken under the Company’s organizational documents, and therefore, the Board considers any purported action by written consent in respect of the Removal Proposal to be null and void. To become a valid matter for stockholder action by written consent, the Removal Proposal would need to be revised to include the cause requirement.

It is clear that the Company and the Group could arrive at an impasse with respect to the validity of the Removal Proposal. The Group presumably believes there is a reason that the Company should ignore Article V, Section III of the Charter. The Company, for its part, finds no legal basis that would cause or permit the Board in this instance to ignore or waive Article V, Section III of the Charter within the context of your Removal Proposal. Faced with an impasse, the Group may attempt to proceed with its Consent Solicitation as is, but the Board will continue to be obligated to maintain that any purported stockholder action in respect of the Removal Proposal would be null and void. In any given scenario under these circumstances, the Group and the Company may be heading toward a dispute.

The Company firmly believes that it is in the best interests of all stockholders that the current situation be resolved swiftly and without consuming limited corporate resources on litigation concerning the Charter. In the current challenging environment for the E&P industry, a company of VAALCO's size cannot afford to have its liquidity used up in a protracted confrontation.

To avoid a dispute, the Company would like to offer an alternative that serves the best interests of our stockholders and the Company. The Board is a firm believer in stockholder democracy. Therefore, it offers to convene a Special Meeting in December (the “Special Meeting”) to let the stockholders decide whether they should be allowed to remove directors without cause.  The Board would invite stockholders to vote on a proposal to amend the Charter so that stockholders would have the power to remove directors without cause. The Board would commit to approve such Charter amendment if the stockholders approve it at the Special Meeting. In addition, the Board would put your other proposals on the meeting agenda and up to a vote for the stockholders. The Company agrees to convene the Special Meeting for the foregoing purposes on the conditions that the Group (1) withdraw the Consent Solicitation, (2) covenant not to launch another consent solicitation until after the conclusion of the 2016 annual meeting and (3) covenant not to initiate any litigation over the “cause” requirement. We have already prepared a preliminary proxy statement and meeting notice, which we will file promptly upon your acceptance of our offer to call a special meeting. An agreement to effect the foregoing offer is attached to this letter as Annex A.

Given the delicate nature of the situation and the short time windows involved in the SEC’s review of the consent solicitation and consent revocation statements, please respond to this offer by Friday, November 20, 2015. If I have not heard from you by that time, the Company will conclude that you have rejected its offer.

Simultaneously with the sending of this letter, the Company has filed a preliminary consent revocation statement with the SEC. If the Group accepts our offer, the Company will withdraw its preliminary consent revocation statement. If the Group declines our special meeting offer and another compromise cannot be worked out, the Company will proceed to take all necessary steps to protect the Company and all of its stockholders from any action that is not in the best interest of the Company and all of its stockholders. The Company will continue to consider any purported stockholder action with respect to the Removal Proposal that is not in compliance with the Charter null and void.

The Company also reiterates its standing offer, which was extended previously, to add one of your nominees to the Board. The Company regrets that the Group has not taken the Company up on its numerous efforts to meet and discuss its offer as well as to consider other means of compromise, but it remains open to resolving this unnecessary confrontation in an amicable way.

This letter is being sent on behalf of the Company while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter.

In particular, this letter should not be construed as confirmation that the Notice or terms of the Consent Solicitation are in compliance with the Charter, Bylaws and applicable law.

Should you have questions, please contact Kai Haakon E. Liekefett at (713) 758-3839.

Very truly yours,

/s/ Kai Haakon E. Liekefett

Kai Haakon E. Liekefett

cc:Eric J. Christ, Vice President, General Counsel and Secretary, VAALCO Energy, Inc.
Steve Wolosky, Esq.
Aneliya Crawford, Esq.

Annex A

VAALCO Energy, Inc.

9800 Richmond Ave., Suite 700

Houston, Texas  77042

Tel: (713) 623-0801

Fax: (713) 623-0982

November 16, 2015

By Email

Group 42, Inc.

312 Pearl Parkway, CIA Building II, Suite 2403

San Antonio, Texas 78215

Attention:  Paul A. Bell, President and Chief Executive Officer

Bradley L. Radoff

1177 West Loop South, Suite 1625

Houston, Texas 77027

Re:Letter Agreement to Convene Special Meeting

Gentlemen:

This letter agreement dated November 16, 2015 (the “Agreement”), is with reference to (i) the notice to VAALCO Energy, Inc. (the “Company”) of a proposed action by written consent of stockholders dated November 6, 2015 (the “Notice”) of Group 42, Inc. (“Group 42”) of its intention to solicit consents of stockholders (the “Consent Solicitation”) for certain stockholder business, including the removal of four members of the Board of Directors of the Company, and the nomination of candidates for election as directors of the Company; and (ii) the consent solicitation statement filed on Schedule 14A on November 6, 2015 (the “Consent  Statement”) on behalf of Group 42, Bradley L. Radoff and certain other participants (collectively, the  “Group”).

With respect to the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, each of the undersigned hereby agree as follows:

1.

The Board of Directors of the Company (the “Board”) use its reasonable best efforts to (a) convene a special meeting of stockholders (the “December Special Meeting”) to be held as soon as reasonably practicable, and in any event no later than December 31, 2015; (b) at such December Special Meeting, submit to a vote of the stockholders of the Company (i) an amendment to the Restated Certificate of Incorporation of the Company, as amended through May 7, 2014 (the “Charter”), in the form attached hereto as Annex A (the “Charter Amendment Proposal”), pursuant to which the stockholders of the Company would be granted the power to remove directors without cause, and (ii) each of the proposals set forth in the Notice (collectively, the “Proposals”); and (c) file a definitive proxy statement of the Company in respect of the December Special Meeting that includes each of the Proposals.  If the Charter Amendment Proposal is approved by a stockholder vote sufficient to approve such matter under the Charter, the Board shall approve and adopt such Charter Amendment Proposal.  The Board shall not adjourn the December Special Meeting unless such adjournment is approved by holders of a majority of the Company’s stock present in person or by proxy and entitled to vote at the December Special Meeting.

2.

Group 42 hereby irrevocably withdraws the Notice.  Each member of the Group shall, and shall cause any of its affiliates and its and its affiliates’ associates, directors, officers, employees, partners, members, managers, consultants, advisors, agents and other representatives, as applicable, (“Representatives”), to, cease any and all efforts with respect to the Consent Solicitation, including, any further efforts to finalize the Consent Statement, whether by responding to comments of the Staff of the Securities and Exchange Commission (the “SEC”) pertaining to the Consent Statement, filing any amendments or supplements to the Consent Statement with the SEC, mailing the Consent Statement to any stockholder of the Company or otherwise, and shall notify the SEC of its desire to withdraw the Consent Statement and take all other actions necessary to withdraw the Consent Statement.

3.

During the period (the “Standstill Period”) commencing upon the date of this Agreement and continuing through the day following the date of the conclusion of the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”), each member of the Group shall not, and shall cause its Representatives not to, without the written consent of the Board, directly or indirectly:

a.

(i) engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents in any removal or election contest with respect to the Company’s directors or any other stockholder proposals;  (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company in any removal or election contest with respect to the Company’s directors or any other stockholder proposals;  (iii) initiate, propose or otherwise solicit stockholders of the Company for the approval of stockholder proposals in connection with the removal or election of directors of the Company or any other stockholder proposals; or (iv) induce or attempt to induce any other person or entity to initiate any proposal for stockholder action by written consent as described in clauses (i) through (iv) above;

b.

form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors, other than with other members of the Group;

c.	seek, alone or in concert with others, to call a special meeting of stockholders or solicit consents from stockholders or conduct a referendum of stockholders;
d.

enter into any discussions, negotiations, agreements or understandings with any third party with respect to the foregoing matters described in clauses (a) through (d) above, or advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing matters described in clauses (a) through (d) above, or otherwise take or cause any action inconsistent with any of the foregoing matters described in clauses (a) through (d) above;

provided,  however, that the restrictions of this Section 3 shall not apply to any actions of the Group in respect of the December Special Meeting and the 2016 Annual Meeting.

4.

Each member of the Group covenants and agrees that it shall not, and shall cause its Representatives not to, directly or indirectly, alone or in concert with others, initiate or pursue, or encourage or assist any other person to initiate or pursue, any claim, action, lawsuit or proceeding against the Company or any of its Representatives, relating to, arising from or in connection with the Charter Amendment Proposal or the director removal for “cause” requirement set forth in Article V, Section 3 of the Charter.

5.

This Agreement shall terminate, and be of no further force and effect, from and after the expiration of the Standstill Period, provided,  however, that (a) the obligations of the Company hereunder shall terminate immediately in the event that any of the members of the Group materially breaches its obligations hereunder and such breach has not been cured within 10 days following written notice of such breach by the Company to the Group; and (b) the obligations of the Group hereunder shall terminate immediately in the event the Company materially breaches it obligations hereunder if such breach has not been cured within 10 days following written notice of such breach by the Group to the Company.

6.

Each party further agrees that, during the Standstill Period, any information concerning the business and affairs of the Company, including, for the avoidance of doubt, any settlement discussions between the parties, shared in connection with the execution of this Agreement or other discussions between the parties shall be maintained in strict confidence. The parties acknowledge and agree that such information shall not be disclosed to the public or to any third party, other than as required by law or judicial or regulatory process.

7.

This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.  Each of the members of the Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party (as defined below) would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each member of the Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  The term “Other Party” means (a) from the perspective of the Company, the Group; and (b) from the perspective of each of the members of the Group, the Company.  This Section 7 shall not be the exclusive remedy for any violation of this Agreement.

8.

This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.  The word “including” (in its various forms) means “including, without limitation.”

If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement.

Very truly yours,

/s/ Eric J. Christ

Eric J. Christ

Accepted and Agreed to by:

Group 42, Inc.

By:
	Name:	Paul A. Bell
	Title:	President and Chief Executive Officer

Paul A. Bell

By:
	Name:	Paul A. Bell

BLR Partners LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRPart, LP

By:	BLRGP Inc. General Partner

By:
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP Inc.

By:
	Name:	Bradley L. Radoff
	Title:	Sole Director
Fondren Management, LP

By:	FMLP Inc. General Partner

By:
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP Inc.

By:
	Name:	Bradley L. Radoff
	Title:	Sole Director

The Radoff Family Foundation

By:
	Name:	Bradley L. Radoff
	Title:	Director

Enclosure

cc:Eric J. Christ, Vice President, General Counsel and Secretary, VAALCO Energy, Inc.
Steve Wolosky, Esq.
Aneliya Crawford, Esq.

Annex A

Charter Amendment Proposal

Article Five, Section 3 of the Restated Certificate of Incorporation of VAALCO Energy, Inc., as amended through May 7, 2014, is hereby amended and restated in its entirety to read as follows:

Section 3.  Removal of Directors.  Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The Company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Additional Information

The Company has filed a preliminary consent revocation statement and a form of GOLD consent revocation card with the SEC in connection with Group 42−BLR Group’s consent solicitation. Promptly after filing any definitive consent revocation statement with the SEC, the Company intends to mail the definitive consent revocation statement and form of GOLD consent revocation card to each stockholder of VAALCO. STOCKHOLDERS OF VAALCO ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company, its directors and executive officers may be deemed to be participants in the solicitation of consent revocations in connection with the Group 42-BLR Group’s consent solicitation.  Information regarding the names of the Company's participants and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s preliminary consent revocation statement and other materials filed by the Company with the SEC.  These documents are or will be available for no charge at the SEC's website at www.sec.gov and at the Company's investor relations website at vaalco.investorroom.com.  Copies may also be obtained by contacting the Company by mail at 9800 Richmond, Suite 700, Houston, Texas 77042, Attention: Corporate Secretary or by telephone at (713) 623-0801.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to quality for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2014, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC, which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. VAALCO assumes no obligation to update any forward-looking statement as of any future date.

Investor Contacts Don McCormack Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422